Exhibit 99.1

Providian Financial Corporation Reports

Second Quarter 2003 Earnings of $39.0 Million;

Diluted Earnings Per Share of $0.13

Credit Performance Continues to Show Improvement

Company Announces Pending Sale of $859 Million in Credit Card Loans

San Francisco, CA, July 28, 2003 — Providian Financial Corporation (NYSE: PVN) today announced net income for the second quarter of 2003 of $39.0 million, or $0.13 per diluted share.  Financial results for the second quarter include the effect of the anticipated sale of credit card loans resulting in a net after-tax charge of approximately $8 million or $0.03 per diluted share.

“Our second quarter results demonstrate a continuation of the solid progress we are making at Providian,” said Joseph Saunders, Providian’s chairman and chief executive officer.  “We remain focused in our efforts to improve the risk profile of our loan portfolio, and our pending sale of credit card loans is consistent with that strategy. We are pleased with our results this quarter, our financial foundation remains strong, our credit performance continues to improve, and we are making progress in the execution of our new marketing strategy.”

Credit Card Loan Sale

The Company’s banking subsidiary, Providian Bank, expects shortly to sell approximately $859 million in credit card loans.  The Company expects the sale to close in the next few weeks and the loan servicing to be transferred shortly thereafter.  These assets primarily consist of loans originated in the Company’s discontinued “standard” market segment.  At June 30, 2003, in view of the anticipated sale, these loans were classified as held for sale and recorded at their realizable value reflecting the expected sales price. As a result of the reclassification, the Company recognized an after-tax charge in the second quarter of 2003 of approximately $8 million.  Taking into account the loss on the sale and negative carry on the proceeds, the Company now expects full-year 2003 net income to be approximately $175 to $180 million.

Second Quarter Financial Highlights

Total net revenues on a reported basis, comprised of reported net interest income and reported non-interest income, totaled $521.1 million in the second quarter of 2003, compared to $597.9 million in the first quarter of 2003.  Total net revenues on a managed basis, comprised of net interest income and non-interest income from both reported and securitized loans, totaled $1,043.8 million in the second quarter of 2003, compared to $1,136.4 million in the first quarter of 2003. The reported and managed net interest margins on loans in the second quarter of 2003 were 10.16% and 15.09%, compared to 11.50% and 15.41% in the first quarter of 2003, respectively.

Net credit losses in the second quarter of 2003 were modestly better than the Company’s expectations at $237.1 million on a reported basis and $759.8 million on a managed basis, resulting in reported and managed net credit loss rates of 14.19% and 16.84%, respectively.  This improvement was partially attributable to an increase in the sale of  charged-off assets in June and continued improvements in collections efforts.  The second quarter net credit loss rates compare to reported and managed net credit loss rates in the first quarter of 2003 of 15.79% and 17.61%, respectively.  The Company’s reported and managed 30+ day delinquency rates at the end of the second quarter of 2003 were 7.64% and 9.72%, respectively, compared to 8.76% and 10.31%, respectively, at the end of the first quarter of 2003.

Non-interest expense for the second quarter of 2003 was $324.6 million, compared to $328.3 million in the first quarter of 2003. The Company has implemented a number of initiatives throughout the organization that are expected to result in meaningful savings in non-interest expense in the second half of 2003.

Loans receivable, as of June 30, 2003, were $6.42 billion on a reported basis and $17.80 billion on a managed basis.  This compares to reported loans receivable and managed loans receivable at March 31, 2003 of $7.15 billion and $18.47 billion, respectively.  The Company added approximately 484,000 gross new accounts in the second quarter of 2003 and ended the quarter with approximately 10.2 million customer accounts.

The Company ended the second quarter of 2003 with total equity, including capital securities, of $2.29 billion and an allowance for credit losses of $701.5 million, which together represent 47% of reported loans and 17% of managed loans.  Cash and investments ended the quarter at approximately $6.6 billion, representing approximately 103% of total reported loans and approximately 37% of total managed loans.

Managed Financial Information

The Company presents financial information on both a reported and managed basis.  “Reported” financial information refers to GAAP financial information while “managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.  The interests the Company retains in the securitized loan balances creates financial exposure to the current and expected cash flows of the securitized loans.  Although the loans sold are not on the Company’s balance sheet, their performance affects the Company’s retained interests in the securitizations as well as its results of operations and its financial position.  In addition, the Company continues to service the securitized loans.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards and deposit products to customers throughout the U.S.  By combining experience, analysis, technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.  One of America’s largest bankcard issuers, Providian has over $6.0 billion in reported receivables and over $17.5 billion in managed receivables and more than 10 million customer relationships.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect delinquency rates, credit loss rates and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit or securitization markets; changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end audit adjustments; changes in accounting rules, policies, practices and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit and replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2002 under the headings “Cautionary Statement Regard Forward-Looking Information”and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

For more information — Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602.

Media, please contact Alan Elias at 415-278-4189.

Note:  Investor information is available on Providian Financial’s website at www.providian.com

Providian Financial Corporation

Financial & Statistical Summary

Reported Financial Measures

(unaudited)

	2003	2003	2002	2002	2002
(in millions, except per share and employee data)	Q2	Q1	Q4	Q3	Q2
Reported Earnings:
Net Interest Income	$127.8	$180.4	$186.2	$199.5	$208.4
Non-Interest Income	393.3	417.5	293.1	465.1	509.9
Total Net Revenue	521.1	597.9	479.3	664.6	718.3
Provision for Loan Losses	132.0	261.8	139.0	192.4	80.4
Non-Interest Expense	324.6	328.3	320.3	452.2	489.3
Income From Operations Before Taxes	64.5	7.8	20.0	20.0	148.6
Tax Expense (Benefit)	25.5	3.1	7.9	(22.1)	58.7
Income From Operations	$39.0	$4.7	$12.1	$42.1	$89.9
Income from Discontinued Operations (1)	—	—	—	—	64.0
Net Income	$39.0	$4.7	$12.1	$42.1	$153.9
Reported Financial Data:
Quarter:
Net Credit Losses (2)	$237	$296	$299	$244	$269
Provision for Credit Losses	$132	$262	$139	$192	$80
Quarter End:
Total Loans	$6,417	$7,147	$6,908	$8,198	$7,513
Total Assets	$16,206	$16,607	$16,710	$17,218	$17,799
Total Capital (Includes Capital Securities)	$2,285	$2,239	$2,243	$2,235	$2,185
Total Equity	$2,181	$2,134	$2,139	$2,131	$2,081
Quarter Average:
Total Loans	$6,684	$7,500	$8,046	$7,305	$7,578
Earning Assets	$14,048	$13,604	$14,236	$15,011	$14,243
Total Assets	$16,460	$16,518	$16,757	$17,384	$18,319
Total Equity	$2,161	$2,088	$2,100	$2,107	$2,008
Key Reported Statistics:
Net Interest Margin (Earning Assets)	3.64%	5.30%	5.23%	5.32%	5.85%
Net Interest Margin (Loans)	10.16%	11.50%	11.02%	12.93%	13.00%
Risk-Adjusted Margin (Loans) (3)	19.51%	17.98%	10.71%	25.02%	25.70%
Non-interest income margin (4)	23.54%	22.27%	14.57%	25.47%	26.92%
Return on Assets	0.95%	0.11%	0.29%	0.97%	3.36%
Return on Equity	7.23%	0.90%	2.31%	8.00%	30.64%
Allowance as a Percent of Loans	12.20%	13.69%	14.67%	15.26%	16.34%
Net Credit Loss Rate (2)	14.19%	15.79%	14.88%	13.38%	14.21%
Delinquency Rate (30+ Days)	7.64%	8.76%	10.00%	8.14%	7.29%
Equity to Assets	13.46%	12.85%	12.80%	12.38%	11.69%
Common Share Statistics:
EPS Basic:
EPS — Continuing Operations	$0.14	$0.02	$0.04	$0.15	$0.32
EPS — Discontinued Operations (1)	—	—	—	—	0.22
EPS — Basic	$0.14	$0.02	$0.04	$0.15	$0.54

EPS — Diluted: (5)
EPS — Continuing Operations	$0.13	$0.02	$0.04	$0.15	$0.31
EPS — Discontinued Operations (1)	—	—	—	—	0.22
EPS — Assuming Dilution	$0.13	$0.02	$0.04	$0.15	$0.53

Book Value Per Share (Period End)	$7.51	$7.36	$7.39	$7.37	$7.20
Total Market Capitalization (Period End)	$2,689	$1,901	$1,878	$1,417	$1,700
Shares Outstanding (Period End)	290.4	289.8	289.4	289.2	289.1
Weighted Average Shares O/S — Basic	286.3	286.2	285.4	285.3	284.2
Weighted Average Shares O/S — Diluted	289.8	290.4	289.2	294.1	294.2

Accounts	10.2	11.7	12.0	12.7	12.9
Employees (FTE)	5,692	6,083	6,261	7,331	8,393

(1)          The Company decided to discontinue its operations in Argentina and the United Kingdom in 2001 and completed the disposition of those operations in the second quarter of 2002.  Accordingly, the operations of its subsidiaries and branches in those locations are reflected as discontinued operations in its statements of income.

(2)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held  for securitization or sale

(3)          Represents reported interest income on loans plus non-interest income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of average reported loans.

(4)          Represents reported non-interest income expressed as a percentage of average reported loans.

(5)          During the first and second quarters of 2003, and the fourth quarter of 2002, there was no interest expense add-back because the effect would be antidilutive.  During the second and third quarters of 2002, $2 million of interest expense related to the Company’s 3.25% convertible notes was added back to income.

Providian Financial Corporation

Financial & Statistical Summary

Managed Financial Measures

(unaudited)

		2003	2003	2002	2002	2002
(in millions)		Q2	Q1	Q4	Q3	Q2
Managed Net Revenue:
Net Interest Income		$649.5	$705.5	$734.6	$779.8	$783.2
Non-Interest Income		394.3	430.9	283.8	444.1	532.6
Total Net Revenue	(1)	1,043.8	1,136.4	1,018.4	1,223.9	1,315.8
Managed Financial Data:
Quarter:
Net Credit Losses	(2)	$760	$835	$838	$804	$867
Net Change in reported Allowance for Credit Losses	(3)	$(105)	$(34)	$(160)	$(53)	$(189)
Adjusted Credit Losses		$655	$801	$678	$751	$678
Quarter End:
Total Loans	(4)	$17,798	$18,470	$19,628	$19,453	$19,639
Securitized Loans	(5)	$11,381	$11,323	$12,720	$11,255	$12,126
Total Assets	(6)	$25,131	$25,532	$26,543	$26,893	$28,014
Total Equity		$2,181	$2,134	$2,139	$2,131	$2,081
Quarter Average:
Total Loans		$18,045	$18,952	$19,344	$19,237	$19,773
Securitized Loans	(5)	$11,361	$11,452	$11,294	$11,932	$12,195
Earning Assets		$25,409	$25,056	$25,534	$26,942	$26,438
Total Assets		$25,385	$25,494	$26,222	$27,511	$28,576
Total Equity		$2,161	$2,088	$2,100	$2,107	$2,008
Key Managed Statistics:

Net Interest Margin (Earning Assets)	(7)	10.22%	11.26%	11.51%	11.58%	11.85%
Net Interest Margin (Loans)	(8)	15.09%	15.41%	15.67%	16.73%	16.38%
Risk-Adjusted Margin (Loans)	(9)	6.99%	6.89%	4.20%	9.25%	9.62%
Non-interest income margin	(10)	8.74%	9.09%	5.87%	9.23%	10.77%
Return on Assets		0.62%	0.07%	0.18%	0.61%	2.15%
Net Credit Loss Rate	(2)	16.84%	17.61%	17.34%	16.71%	17.53%
Delinquency Rate (30+ Days)		9.72%	10.31%	11.11%	11.23%	10.16%
Equity to Managed Assets		8.68%	8.36%	8.06%	7.92%	7.43%

(1)         Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)         The net credit losses for the second quarter 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)         The net change in the allowance for credit losses exclude the allowance transferred to loans held for securitization or sale.

(4)         Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statements of financial condition and the loans receivable removed or reclassified from the Company’s statements of financial condition through securitizations. Loans receivable amounts exclude estimated uncollectible finance charges and fees.

(5)         Effective December 2002, the Company adopted the federal banking agencies accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter 2002. Securitized loans for 2003 and the fourth quarter 2002 include the AIR reclassification.

(6)         Managed assets represent total assets reported on the Company’s statements of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statement’s of financial condition through securitizations, less the retained interests from securitization’s reported on its statements of financial condition.

(7)         Represents the net interest income recognized on managed earning assets, expressed as a percentage of managed average earning assets.

(8)         Represents the interest income recognized on managed average loans receivable, expressed as a percentage of managed average loans receivable, less interest expense on deposits and borrowings, including the interest costs payable to securitization investors, expressed as a percentage of managed average earning assets.

(9)         Represents managed interest income on loans plus non-interest income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of average managed loans.

(10)   Represents managed non-interest income expressed as a percentage of average managed loans.  Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

Providian Financial Corporation

Delinquency Summary

(unaudited)

Quarterly

	2003 Q2		2003 Q1		2002 Q4		2002 Q3		2002 Q2
(dollars in thousands)
	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans
Reported
Loans outstanding (1) (2)	$6,418,050	100.00%	$7,145,817	100.00%	$6,899,849	100.00%	$8,185,724	100.00%	$7,495,030	100.00%
Loans delinquent
30 - 59 days	$156,615	2.44%	$173,449	2.43%	$205,605	2.98%	$243,298	2.97%	$209,450	2.79%
60 - 89 days	115,372	1.80%	136,652	1.91%	147,057	2.13%	166,733	2.04%	139,787	1.87%
90 or more days	218,116	3.40%	315,630	4.42%	336,979	4.89%	256,676	3.13%	197,206	2.63%

Total	$490,103	7.64%	$625,731	8.76%	$689,641	10.00%	$666,707	8.14%	$546,443	7.29%

Securitized
Loans outstanding (3)	$11,381,475		$11,323,170		$12,719,752		$11,255,146		$12,125,831
Loans delinquent
30 - 59 days	$377,089		$353,358		$460,295		$432,957		$435,944
60 - 89 days	$291,690		$283,102		$335,700		$335,712		$311,924
90 or more days	$571,358		$642,045		$694,129		$747,759		$699,078

Total	$1,240,137		$1,278,505		$1,490,124		$1,516,428		$1,446,946

Managed
Loans outstanding (1)	$17,799,525	100.00%	$18,468,987	100.00%	$19,619,601	100.00%	$19,440,870	100.00%	$19,620,861	100.00%
Loans delinquent
30 - 59 days	$533,704	3.00%	$526,807	2.85%	$665,900	3.39%	$676,255	3.48%	$645,394	3.29%
60 - 89 days	$407,062	2.29%	419,754	2.27%	482,757	2.46%	502,445	2.58%	451,711	2.30%
90 or more days	$789,474	4.43%	957,675	5.19%	1,031,108	5.26%	1,004,435	5.17%	896,284	4.57%

Total	$1,730,240	9.72%	$1,904,236	10.31%	$2,179,765	11.11%	$2,183,135	11.23%	$1,993,389	10.16%

(1)         Excludes adjustments related to the fair value of designated financial instruments.

(2)         Effective December 2002, the Company adopted the federal banking agencies’ accrued interest receivable, or AIR, guidance,  resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations during the first and second quarters of 2003 and the fourth quarter of 2002.

(3)         Excludes the seller’s interest in the loans receivable transferred in securitizations. The senior seller’s interest is an undivided interest in the loans transferred to the securitization trust and is included in reported loans receivable. Effective December 2002, the Company adopted the accrued interest receivable, or AIR, guidance, resulting in a reclassification from loans receivable to due from securitizations for 2003 and the fourth quarter 2002. Securitized loans for 2003 and the fourth quarter 2002 include the AIR reclassification.

Providian Financial Corporation

Allowance for Credit Losses

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2003	2002	2003	2002

Balance at beginning of period	$978,202	$1,413,734	$1,012,461	$1,932,833
Provision for credit losses	120,129	80,385	381,944	572,234
Fair value adjustment — loans available for sale	11,875	—	11,875	388,230
Credit losses	(299,637)	(306,296)	(640,975)	(757,326)
Recoveries	62,525	37,078	107,789	74,873
Credit losses on loans available for sale	(171,606)	—	(171,606)	(985,943)
Balance at end of period	$701,488	$1,224,901	$701,488	$1,224,901

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Financial Condition

	June 30,	December 31,
(dollars in thousands)	2003	2002
	(unaudited)
Assets
Cash and cash equivalents	$719,131	$344,277
Federal funds sold and securities purchased under resale agreements	4,496,000	3,601,000
Investment securities:
Available-for-sale	1,420,007	1,856,607
Loans held for securitization or sale	667,088	—
Loans receivable, less allowance for credit losses of $701,488 at June 30, 2003 and $1,012,461 at December 31, 2002	5,048,135	5,895,296
Premises and equipment, net	104,706	119,260
Interest receivable	46,066	60,841
Due from securitizations	3,155,046	3,723,382
Deferred tax	335,857	487,529
Other assets	214,202	622,197
Total assets	$16,206,238	$16,710,389

Liabilities
Deposits	$12,138,676	$12,708,315
Short-term borrowings	108,757	91,560
Long-term borrowings	1,044,760	877,238
Deferred fee revenue	142,485	211,978
Accrued expenses and other liabilities	486,493	577,894
Total liabilities	13,921,171	14,466,985

Capital securities	104,332	104,332
Shareholders’ equity	2,180,735	2,139,072
Total liabilities and shareholders’ equity	$16,206,238	$16,710,389

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands, except per share data)	2003	2002	2003	2002
Interest Income
Loans	$247,740	$350,482	$558,080	$838,567

Federal funds sold and securities purchased under resale agreements	13,610	7,098	23,436	12,707
Other	30,322	46,813	62,355	85,454
Total interest income	291,672	404,393	643,871	936,728

Interest Expense
Deposits	153,153	185,738	314,375	381,041
Borrowings	10,714	10,280	21,337	22,032
Total interest expense	163,867	196,018	335,712	403,073
Net interest income	127,805	208,375	308,159	533,655

Provision for credit losses	132,004	80,385	393,819	960,464

Net interest income after provision for credit losses	(4,199)	127,990	(85,660)	(426,809)

Non-Interest Income
Servicing and securitizations	162,728	124,830	353,316	445,190
Credit product fee income	219,614	286,200	419,807	631,127
Other	10,973	98,959	37,730	546,852
	393,315	509,989	810,853	1,623,169

Non-Interest Expense
Salaries and employee benefits	95,856	138,860	192,831	303,878
Solicitation and advertising	53,527	104,189	118,905	212,871
Occupancy, furniture, and equipment	31,793	82,523	60,476	135,755
Data processing and communication	32,411	44,708	63,081	93,994
Other	110,987	119,054	217,589	289,920
	324,574	489,334	652,882	1,036,418
Income from continuing operations before income taxes	64,542	148,645	72,311	159,942
Income tax (benefit) expense	25,494	58,715	28,563	63,177
Income from continuing operations after tax	39,048	89,930	43,748	96,765
Income from discontinued operations — net of related taxes	—	63,972	—	67,156
Net Income	$39,048	$153,902	$43,748	$163,921
Earnings per common share — basic
Income from continuing operations	$0.14	$0.32	$0.15	$0.34
Income (loss) from discontinued operations — net of related taxes	—	0.22	—	0.24
Net Income	$0.14	$0.54	$0.15	$0.58
Earnings per common share — diluted
Income from continuing operations	$0.13	$0.31	$0.15	$0.34
Income (loss) from discontinued operations — net of related taxes	—	0.22	—	0.23
Net Income	$0.13	$0.53	$0.15	$0.57
Weighted average common shares outstanding — basic (000)	286,310	284,250	286,303	284,163
Weighted average common shares outstanding — assuming dilution (000)	289,769	294,172	288,775	293,847

Providian Financial Corporation

Bank Subsidiaries’ Capital Ratios

Total Risk-Based Capital Ratios as of June 30, 2003  (1)

	Providian National Bank	Providian Bank

Call Report Basis (2)	15.08%	20.79%
Applying Subprime Guidance (excluding AIR) (3)	13.76%	13.15%
Applying Subprime Guidance (including AIR) (4)	11.87%	—

(1)         Total risk-based capital (Tier 1 + Tier 2) divided by total risk-based assets.

(2)         Total risk-based capital ratios as shown on the June 30, 2003 Call Report and includes accrued interest receivable.

(3)         Total risk-based capital ratios after applying the increased risk weightings under the Expanded Guidance for Subprime Lending Programs (“Subprime Guidance”). Excludes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

(4)         Total risk-based capital ratios after applying the increased risk weightings under the Subprime Guidance.  Includes the effect of adopting the regulatory guidance on the accrued interest receivable asset. Providian Bank is not affected by the accrued interest receivable guidance.

Providian Financial Corporation

Financial & Statistical Summary

Reconciliation of Reported and Managed Financial Measures

		Reported 2003 QTR 02	Securitization Adjustment	Managed 2003 QTR 02	Reported 2003 QTR 01	Securitization Adjustment	Managed 2003 QTR 01	Reported 2002 QTR 04	Securitization Adjustment	Managed 2002 QTR 04

(in millions)
Earnings:
Interest Income Loans		$247.7	$581.9	$829.6	$310.3	$586.0	$896.3	$323.5	$613.2	$936.6
Interest Income Investments	(1)	43.9	(14.7)	29.2	41.9	(13.0)	28.9	42.6	(8.6)	34.1
Interest Expense		163.8	45.5	209.3	171.8	47.9	219.7	179.9	56.2	236.1
Net Interest Income		$127.8	$521.7	$649.5	$180.4	$525.1	$705.5	$186.2	$548.4	$734.6
Non-Interest Income	(1)	393.3	1.0	394.3	417.5	13.4	430.9	293.1	(9.3)	283.8
Total Net Revenue		521.1	$522.7	1,043.8	$597.9	$538.5	$1,136.4	$479.3	$539.1	$1,018.4

Financial Data:
Quarter:
Net Credit Losses	(2)	$237	$523	$760	$296	$539	$835	$299	$539	$838

Quarter End:
Total Loans	(3)	$6,417	$11,381	$17,798	$7,147	$11,323	$18,470	$6,908	$12,720	$19,628
Total Assets		$16,206	$8,925	$25,131	$16,607	$8,925	$25,532	$16,710	$9,833	$26,543
Quarter Average:
Total Loans		$6,684	$11,361	$18,045	$7,500	$11,452	$18,952	$8,046	$11,294	$19,344

Earning Assets		$14,048	$11,361	$25,409	$13,604	$11,452	$25,056	$14,236	$11,298	$25,534
Total Assets		$16,460	$8,925	$25,385	$16,518	$8,976	$25,494	$16,757	$9,465	$26,222

		Reported 2002 QTR 03	Securitization Adjustment	Managed 2002 QTR 03	Reported 2002 QTR 02	Securitization Adjustment	Managed 2002 QTR 02

(in millions)
Earnings:
Interest Income Loans		$328.2	$656.2	$984.4	$350.5	$654.5	$1,005.0
Interest Income Investments	(1)	60.3	(13.2)	47.1	53.9	(14.7)	39.2
Interest Expense		189.0	62.7	251.7	196.0	65.0	261.0
Net Interest Income		$199.5	$580.3	$779.8	$208.4	$574.8	$783.2
Non-Interest Income	(1)	465.1	(21.0)	444.1	509.9	22.7	532.6
Total Net Revenue		$664.6	$559.3	$1,223.9	$718.3	$597.5	$1,315.8

Financial Data:
Quarter:
Net Credit Losses	(2)	$244	$559	$804	$269	$598	$867

Quarter End:
Total Loans	(3)	$8,198	$11,255	$19,453	$7,513	$12,126	$19,639
Total Assets		$17,218	$9,675	$26,893	$17,799	$10,215	$28,014
Quarter Average:
Total Loans		$7,305	$11,932	$19,237	$7,578	$12,195	$19,773

Earning Assets		$15,011	$11,932	$26,942	$14,243	$12,195	$26,438
Total Assets		$17,384	$10,127	$27,511	$18,319	$10,257	$28,576

(1)         In November 1999, the Emerging Issues Task Force (EITF) of the FASB issued EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” This Pronouncement requires that the holders or retained beneficial interests in securitized financial assets, such as the Company, recognize a portion of securitization (non-interest) income as interest income. EITF 99-20 became effective for fiscal quarters beginning after March 15, 2001.

(2)         The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)         During the second quarter of 2003 loans outstanding include loans held for securitization or sale recorded at fair market value.

Non-GAAP Managed Financial Information

Loans that have been securitized and sold to third party investors are not considered to be our assets under GAAP and therefore are not shown on our balance sheet. However, the interests we retain in the securitized loan pools create financial exposure to the current and expected cash flows of the securitized loans. Although the loans sold are not on our balance sheet, their performance can affect some or all of our retained interests as well as our results of operations and our financial position. In addition, we continue to service these loans.

Because of this continued exposure and involvement, we use managed financial information to evaluate our historical performance, assess our current condition, and plan our future operations. We believe that managed financial information supplements our GAAP information and is helpful to the reader’s understanding of our consolidated financial condition and results of operations. “Reported” financial information refers to GAAP financial information. “Managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.

The Company in its July 28, 2003 earnings call will be disclosing certain projected financial measures relating to expected performance on a managed basis, such as net credit losses, net interest income margin and non-interest income margin.  The Company develops such projections on a managed basis using managed financial information and does not in the normal course derive comparable GAAP projections.  Developing such comparable GAAP projections would be unreasonably burdensome and in the opinion of management such comparable GAAP projections would not provide to the users of the financial information a significant benefit in understanding the Company’s expected future performance.